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                                                                   Exhibit 99.1

         LONE STAR                                                 NEWS RELEASE
         TECHNOLOGIES, INC.
 [LOGO]
                                                                     NYSE: LSS
         15660 N. Dallas Parkway, Suite 500
                                                                (972) 770-6495



                                   ALLIANCE WITH
                U.S. STEEL McKEESPORT FOR WELDED TUBULAR PRODUCTS


Dallas, TX, August 29, 2000... Lone Star Technologies, Inc. (Lone Star),
NYSE: LSS, announced that its operating subsidiary, Lone Star Steel Company (Steel), has entered into an exclusive multi-year arrangement with U.S. Steel Group (U.S. Steel), to market electric resistance welded (ERW) steel tubular products manufactured at U.S. Steel's McKeesport, Pennsylvania facility (McKeesport).

McKeesport manufactures ERW casing and line pipe for the oil and gas industry and standard pipe for a wide range of applications. McKeesport's facilities are capable of producing welded tubular products in outside diameters from 8 5/8" through 20" in a wide variety of grades including certain grades for sour gas line pipe applications and grades up to X-70. McKeesport's facilities employ the latest pipe manufacturing technology and nondestructive inspection processes to meet and exceed customer requirements for its extensive product size and grade ranges. U.S. Steel will continue to supply the steel requirements for the McKeesport facility. The marketing arrangement is an agreement in principle subject to the execution of a definitive agreement.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "McKeesport is a continuation of our alliance mill strategy and will give us the broadest domestic line pipe product offering with the largest line pipe capacity in the United States. This alliance will augment our capability to meet customers' growing demand for a wide range of premium quality tubular products on short notice."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.




       This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-KA for the year ended December 31, 1999.